EXHIBIT 12
                        BellSouth Telecommunications Inc.
                    Computation Of Earnings To Fixed Charges
                              (Dollars In Millions)


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                                                                                 For the Six Months
                                                                                   Ended June 30,
                                                                                        1999

1. Earnings

(a) Income from continuing operations before deductions for taxes and interest      $   2,419
(b) Portion of rental expense representative of interest factor                            18


         TOTAL                                                                      $   2,437

2. Fixed Charges

   (a) Interest                                                                     $     280

   (b) Portion of rental expense representative of interest factor                         18


         TOTAL                                                                      $     298

   Ratio (1 divided by 2)                                                                8.18
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